Exhibit 10.4

Execution Copy

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT and GENERAL RELEASE (hereinafter referred to as this “Agreement”) is made and entered into by and between Jeffrey A. Citron (“Executive”) and Vonage Holdings Corp. (defined herein to include its affiliates, subsidiaries, predecessors and successors and hereinafter referred to as “Vonage”), effective as of July 29, 2008 (the “Effective Date”). Executive and Vonage are hereafter referred to as the “Parties.”

WHEREAS, Executive has been employed by Vonage as its Interim Chief Executive Officer and Chief Strategist;

WHEREAS, Executive and Vonage entered into an Employment Agreement, amended and restated effective as of February 8, 2006 (the “Employment Agreement”);

WHEREAS, Executive is resigning from his positions as Interim Chief Executive Officer and Chief Strategist, effective as of the Effective Date, which resignations, pursuant to Section 4(f) of the Employment Agreement, constitute Executive’s resignation from any officer or employee position Executive has with the Company Group (as defined in the Employment Agreement) and all fiduciary positions (including as trustee) Executive holds with respect to any employee benefit plans or trusts established by Vonage, also effective as of the Effective Date;

WHEREAS, the Parties agree that Executive is not resigning as a member of the Board of Directors of Vonage Holdings Corp. (the “Board”) and that Executive shall serve as non-executive Chairman of the Board of Directors of Vonage Holdings Corp. (“Chairman of the Board”);

WHEREAS, Vonage and Executive have read this Agreement and have had the opportunity to review it with their respective legal counsel; and

WHEREAS, Vonage and Executive desire to resolve any and all issues and claims between them, including without limitation Executive’s employment and his separation as an employee of Vonage, as well as any and all issues and claims arising from or relating to the Employment Agreement, and to reach an amicable accord and settlement concerning their future relationship.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

1. Separation of Employment; Non-Executive Chairman; Consulting Arrangement.

(a) Effective as of the Effective Date, Executive hereby resigns from his positions as Interim Chief Executive Officer and Chief Strategist of Vonage, from all director (other than as a director of Vonage Holdings Corp.), officer and employee positions Executive has with the Company Group (as defined in the Employment Agreement) and from all fiduciary positions (including as trustee) Executive holds with respect to any employee benefit plans or trusts established by Vonage. The Parties agree that Executive is not resigning as a director of the Board and shall serve as Chairman of the Board (as long as Executive remains a member of the

Board) for at least one year after the Effective Date (or such earlier period if the Board in its sole discretion determines that Executive has breached the duties, responsibilities and authority of the Chairman of the Board assigned by the Board). Vonage agrees to recommend to the Board that Executive be nominated for re-election to the Board at Vonage’s 2009 annual meeting of stockholders; provided, however, that Vonage need not make such a recommendation if Vonage in good faith has determined that Executive has breached the duties, responsibilities and authority of the Chairman of the Board assigned by the Board. As Chairman of the Board, Executive shall have such duties, responsibilities and authority as determined from time to time by the Board. As Chairman of the Board, Executive shall be entitled to (i) an annual retainer of $125,000 in cash (in lieu of Board and committee meeting fees), (ii) annual option grants of immediately exercisable, non-qualified stock options (granted quarterly on the first day of each quarter, beginning October 1, 2008, in accordance with Vonage’s Revised Non-Executive Director Compensation Program (the “Non-Executive Director Program”)) in an amount equal to one and one-half times the amount awarded to a non-employee director and (iii) annual restricted stock grants of shares of Vonage common stock (granted quarterly on the first day of each quarter, beginning October 1, 2008, in accordance with the Non-Executive Director Program) in an amount equal to one and one-half times the amount awarded to a non-employee director. As long as Executive is Chairman of the Board, he shall be entitled to use of a cubicle in the executive pod area at Vonage’s corporate headquarters and to use of the helipad at such headquarters. In addition, as long as Executive is a member of the Board, he may use his Vonage e-mail address, and Vonage agrees to forward to Executive any e-mails sent to Executive’s Vonage e-mail address during the three-year period following Executive’s cessation of service as a member of the Board (“Cessation of Service”).

(b) Concurrently with the execution of this Agreement, KEC Holdings LLC, a Delaware limited liability company of which Executive is the President (the “Consultant”), is entering into a consulting agreement with Vonage (the “Consulting Agreement”) to perform such consulting, advisory and related services to and for Vonage as may be reasonably requested from time to time by the Board and the Chief Executive Officer of Vonage. The Consultant is providing consulting services to Vonage from the Effective Date through the first anniversary of the Effective Date (the “Consulting Term”).

(c) On the Effective Date, and in partial consideration for the provision of services by the Consultant, Executive shall be issued an option grant of 1,000,000 nonqualified stock options (the “Consulting Options”) to purchase shares of Vonage’s common stock at a price per share equal to the closing price of Vonage’s common stock on the New York Stock Exchange on the Effective Date. The Consulting Options shall be granted on the option form attached hereto as Exhibit A.

(d) During the Consulting Term, Executive shall be entitled (to the extent reasonably practicable) to participate in all employee healthcare plans, programs and arrangements of Vonage, in accordance with their respective terms, as may be amended from time to time, and on a basis no less favorable than that made available to senior executives of Vonage.

2. Non-Admission. It is specifically understood and agreed that this Agreement does not constitute and is not to be construed as an admission or evidence of (a) any violation by Vonage or Executive, of any federal, state or municipal law, statute or regulation, or principle of common law or equity, (b) the commission by Executive or Vonage of any other actionable wrong, or (c) any wrongdoing of any kind whatsoever on the part of Executive or Vonage, and shall not be offered, argued or used for that purpose.

3. General Release.

(a) In exchange for the consideration provided in this Agreement, and as a material inducement for both Parties entering into this Agreement, Executive for himself, his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Paragraph 3 as “Executive”) hereby irrevocably and unconditionally waives, releases and forever discharges Vonage and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, predecessors, future officers, directors, trustees, fiduciaries, administrators, executives, agents, representatives, successors and assigns (hereinafter collectively referred to for purposes of this Paragraph 3 as “Vonage”) for any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic (hereinafter collectively referred to as “claims”) which he has now or in the future may claim to have against Vonage based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the Effective Date in any way whatsoever relating to or arising out of Executive’s employment with Vonage. Such claims include, but are not limited to, claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; any other federal, state or local statutory laws including, but not limited to, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Family Leave Act, all as amended; the common law of the State of New Jersey; any claim under any local ordinance, including, but not limited to, any ordinance addressing fair employment practices; any common law claims, including but not limited to actions in tort, defamation and breach of contract; any claim or damage arising out of Executive’s employment with or separation from Vonage (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and any and all claims for counsel fees and costs.

(b) To the fullest extent permitted by law, and subject to the provisions of Paragraphs 3(d) and 3(e) below, Executive represents and affirms that he has not filed or caused to be filed on his behalf any claim for relief against Vonage or any releasee and, to the best of his knowledge and belief, no outstanding claims for relief have been filed or asserted against Vonage or any releasee on his behalf.

(c) In waiving and releasing any and all waivable claims whether or not now known, Executive understands that this means that, if he later discovers facts different from or in addition to those facts currently known by him, or believed by him to be true, the waivers and releases of this Agreement will remain effective in all respects — despite such different or additional facts and his later discovery of such facts, even if he would not have agreed to this Agreement if he had prior knowledge of such facts.

(d) Nothing in this Paragraph, or elsewhere in this Agreement, prevents or prohibits Executive from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Executive understands that, because Executive is waiving and releasing, among other things, any and all claims for monetary damages and any other form of personal relief (per Paragraph 3(a) above), Executive may only seek and receive non-monetary forms of relief through any such claim.

(e) Nothing in this Paragraph, or elsewhere in this Agreement, is intended as, or shall be deemed or operate as, a release by Executive of his rights under the Parties’ Indemnification Agreement, dated as of May 19, 2006 (which is amended hereby to provide that “Corporate Status” shall include Executive’s performance of consulting services to Vonage as a member, manager and officer of the Consultant; as such agreement is hereby amended, the “Indemnification Agreement”), or any other rights to indemnification relating to his performance of services as an officer and/or director of Vonage, including but not limited to those rights to indemnification set forth in Vonage’s Certificate of Incorporation as in effect on the date hereof.

(f) In exchange for the consideration provided in this Agreement, and as a material inducement for both Parties entering into this Agreement, Vonage hereby irrevocably and unconditionally waives, releases and forever discharges Executive, his heirs, executors, administrators, trustees, legal representatives, successors and assigns from any and all claims, other than claims arising out of any criminal conduct, breach of fiduciary duty, or willful or intentional wrongdoing by Executive, which it has now or in the future may claim to have against Executive based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the Effective Date in any way whatsoever relating to or arising out of Executive’s employment with or separation of employment from Vonage.

4. Consideration and Post-Employment Benefits.

(a) Vonage, for and in consideration of the undertakings of Executive set forth herein, and intending to be legally bound, agrees that Executive is entitled to: (i) a lump sum cash payment of $350,000, which is equal to the pro rata portion of Executive’s 2008 target bonus and which shall be paid within 15 days of the Effective Date; (ii) an option grant on the Effective Date of 750,000 nonqualified stock options to purchase shares of Vonage’s common stock at a price per share equal to the closing price of Vonage’s common stock on the New York Stock Exchange on the Effective Date (under the form of option agreement attached hereto as Exhibit A); and (iii) payment of any unpaid base salary through and including the Effective Date and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of Vonage. All of Executive’s unvested options and other equity-based awards shall continue to vest in accordance with their respective terms as long as Executive continues to serve as a member of the Board. Upon Executive’s Cessation of Service, all unvested options and other equity-based awards that have not otherwise expired by their terms shall become fully vested and exercisable, as applicable, without regard to the satisfaction of any performance criteria. Following the Cessation of Service, Executive may exercise the unexpired stock options for a period of two years following the date of Cessation of Service (subject to earlier expiration of the term of the option as may be provided in the applicable stock incentive plans and stock option agreements). Except as set forth in this Agreement, Executive shall have no further rights to receive any other compensation, severance or benefits after the Effective Date. All payments are subject to applicable tax withholding, and Executive shall be solely responsible for all taxes on the payments under this Agreement.

(b) Notwithstanding anything to the contrary herein, if Executive breaches (i) Section 7 of the Employment Agreement (which is amended hereby to provide that the “Restricted Period” shall extend from September 1, 2005 through the second anniversary of the date of Cessation of Service) or (ii) Section 7 of this Agreement, Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Paragraph 4(a) above, and any and all obligations and agreements of Vonage with respect to such payments shall thereupon cease (and Vonage shall be entitled to recoup any and all such payments and benefits previously paid or awarded to Executive), provided, however, that no event or condition described in Section 7 of the Employment Agreement (as hereby amended) or Section 7 of this Agreement shall constitute a breach unless (A) Vonage first gives Executive written notice of its intention to terminate his payments and benefits described in Paragraph 4(a) above and the grounds for such loss of eligibility for payments and benefits, and (B) such grounds for termination of payments and benefits (if susceptible to correction) are not corrected by Executive within 30 days of his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, Executive has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

5. Prior Agreements. This Agreement supersedes all prior agreements entered into by Vonage and Executive, except for the following: (a) Sections 4(g) (as amended hereby to provide that such section shall apply to a change in ownership or control during the term of Executive’s service as a director of Vonage), 5, 6, 7 (as amended by Paragraphs 4(b) and 7 of this Agreement), 8, 9, 10, 12 and 13 of the Employment Agreement, (b) the Parties’ Non-Compete Agreement, dated as of September 1, 2005 (which is amended hereby to provide that the “Term” shall extend from September 1, 2005 to the second anniversary of the date of Cessation of Service), (c) the Parties’ Vonage Confidentiality and Inventions Agreement, dated as of November 13, 2003 (which is amended hereby (i) to provide that the term “Innovations” shall also include all of the results and proceeds of the Consultant’s and Executive’s performance under the Consulting Agreement and (ii) to confirm that Section 6 thereof shall also be deemed to refer to the Consultant’s period as a consultant to Vonage as well as the course of Executive’s employment by Vonage), (d) the option agreements and other agreements memorializing equity-based or other long-term incentives (as amended hereby) and (e) the Indemnification Agreement.

6. Confidentiality of Agreement. Executive agrees to keep secret and strictly confidential the terms of this Agreement (except to the extent this Agreement is publicly filed or the terms hereof are disclosed in a public filing) and further represents and warrants that he will not disclose, make known, discuss or relay any information concerning this Agreement, or any of the discussions leading up to this Agreement, to anyone (other than members of his immediate family, accountants or attorneys who have first agreed to keep said information confidential and to not disclose it to others), and that he has not done so. The foregoing shall not prohibit or restrict such disclosure as required by law or in connection with Vonage’s filings with the Securities and Exchange Commission or any other governmental or regulatory body or as may be necessary for the prosecution or defense of claims relating to the performance or enforcement of this Agreement or prohibit or restrict Executive (or Executive’s attorney) or Vonage from responding to any such inquiry about this settlement or its underlying facts and circumstances by the Securities and Exchange Commission, the New York Stock Exchange, any other self-regulatory organization, or in response to a duly served and effective subpoena or discovery request in the course of any litigation. Prior to making any disclosure other than to his immediate family, accountants, financial advisors or attorneys, Executive shall provide Vonage with as much notice as practicable that he has been requested or compelled to make disclosure and shall cooperate with Vonage to maintain the confidentiality of this Agreement to the fullest extent possible.

7. No Hire. Executive agrees that, for a period commencing on the Effective Date and ending on the first anniversary of the date of Cessation of Service, Executive shall not, directly or indirectly, hire, recruit or attempt to hire any person who is employed by any member of the Company Group (as defined in the Employment Agreement) as of the Effective Date (other than employees who have given notice to a member of the Company Group prior to the Effective Date of their intention to terminate employment with such member of the Company Group) or subsequently is employed by any member of the Company Group; provided, that this prohibition shall not apply to the recruitment or hiring of any individual whose employment with any member of the Company Group has been terminated by a member of the Company Group or who has not otherwise been employed by a member of the Company Group for a period of at least six months.

8. Notices. All notices, requests, demands and other communications hereunder to Vonage shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Vonage may subsequently designate:

Vonage Holdings Corp.

23 Main Street

Holmdel, New Jersey 07733

Attention: Office of Chief Legal Officer

Any such notice, request, demand or other communication to Vonage delivered in the manner specified above shall be deemed duly given only upon receipt by Vonage.

All notices, requests, demands and other communications hereunder to Executive shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier, or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Executive may subsequently designate:

Jeffrey A. Citron

at the last address on record with Vonage

Any such notice, request, demand or other communication to Executive delivered in the manner specified above shall be deemed duly given only upon receipt by Executive.

9. Severability. If, at any time after the Effective Date, any provision of this Agreement shall be held by any court of competent jurisdiction or arbitrator to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided, however, that upon finding that Paragraph 3(a) is illegal and/or unenforceable, Vonage shall be released from any obligation to make any payment pursuant to Paragraph 4 of this Agreement, and Executive shall repay to Vonage any and all amounts already received pursuant to Paragraph 4, to the extent Executive makes a claim against Vonage.

10. Choice of Law; Arbitration. The terms of this Agreement and all rights and obligations of the Parties, including its enforcement, shall be interpreted and governed by the laws of the State of New Jersey, without regard to conflicts of law principles. Pursuant to Section 13 of the Employment Agreement, which is incorporated by operation thereof and reference herein, any disputes arising out of this Agreement and which are mandatorily arbitrable shall be settled exclusively by arbitration before the American Arbitration Association at a location in New Jersey.

11. Injunctive Relief. Notwithstanding the limited agreement to arbitrate set forth in Paragraph 10 of this Agreement, any claim alleging breach of the non-disparagement obligations under Section 10 of the Employment Agreement or alleging breach of Paragraph 6 of this Agreement may be brought in any federal or state court of competent jurisdiction in the State of New Jersey, where the parties consent to jurisdiction and agree not to argue that it is an inconvenient forum for resolution of the claim. A material breach of Section 10 of the Employment Agreement or Paragraph 6 of this Agreement shall be considered to be irreparable harm, where no adequate remedy at law would be available in respect thereof. The Parties agree that neither Party will have any obligation to post a bond to obtain said injunctive relief.

12. Cooperation in Litigation. From and after the Effective Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the business of Vonage (other than litigation between the Parties arising out of the transactions contemplated by this Agreement). In the event Executive requests separate counsel in connection with any such litigation or proceeding, Vonage agrees that it shall not unreasonably withhold its consent to any required conflict waiver.

13. Modification of Agreement. No provision of this Agreement may be modified, altered, waived or discharged unless such modification, alteration, waiver or discharge is agreed to in writing and signed by the Parties hereto. No waiver by either Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14. Withholding. Vonage may withhold from amounts payable or benefits provided under this Agreement any and all federal, state and local taxes that are required to be withheld and reported by any applicable laws and regulations. Vonage may also withhold and report any amounts necessary pursuant to the benefit plans, policies or arrangements of Vonage or otherwise, in accordance with any applicable Vonage policies, laws and/or regulations.

15. Entire Agreement; Headings. Other than as set forth in Paragraph 5 hereof, this Agreement sets forth the entire agreement between the Parties hereto and any and all prior and contemporaneous agreements, discussions or understandings between the Parties pertaining to the subject matter hereof, including relating to severance payments or compensation, have been and are merged into and superseded by this Agreement. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

16. Legal Fees. Upon presentation of appropriate documentation, Vonage shall pay Executive’s reasonable legal fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $25,000.

17. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

18. EXECUTIVE ACKNOWLEDGES AND WARRANTS THAT:

(a) he has read the terms of this Agreement and that he understands its terms and effects, including the fact that he has agreed to release and forever discharge Vonage or any releasee from any legal action arising out of his employment relationship with Vonage, the terms and conditions of that employment relationship, and the termination of that employment relationship;

(b) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described and referenced herein, which he acknowledges as adequate and satisfactory to him;

(c) he has been and is hereby advised in writing by Vonage to consult with an attorney prior to signing this Agreement and he has consulted with his attorney and fully discussed and reviewed the terms of this Agreement with his attorney;

(d) neither Vonage, nor any of its agents, representatives or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained and referenced herein; and

(e) this Agreement shall be governed, interpreted and enforced by and under the laws of the State of New Jersey, without regard to choice of law principles.

VONAGE HOLDINGS CORP.

By:	/s/ Jeffrey A. Citron	By:	/s/ John S. Rego
JEFFREY A. CITRON

Dated: 7/29/08		Dated: 7/29/08

Exhibit A

Form of Option

A-1

EXHIBIT A

VONAGE HOLDINGS CORP.

2006 INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

“Participant”: Jeffrey Citron

“Date of Award”:

This Agreement, effective as of the Date of Award set forth above, represents the grant of Nonqualified Stock Options by Vonage Holdings Corp., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Vonage Holdings Corp. 2006 Incentive Plan (the “Plan”). Capitalized terms have the meanings ascribed to them under the Plan, unless specifically set forth herein.

The parties hereto agree as follows:

1.	Grant of Options

The Company hereby grants to the Participant Nonqualified Stock Options to purchase Shares in the manner and subject to the terms and conditions of the Plan and this Agreement as follows:

(a) Number of Shares Covered by the Options: [1,000,000/750,000]

(b) “Option Price”: $             per Share

(c) “Option Term”: The Options have been granted for a period of ten years, ending on the tenth anniversary of the Date of Award.

2.	Vesting of Options

(a) Subject to Section 2(e) below, the Options vest and become exercisable over a period of four (4) years, with 25% vesting on the first anniversary of the Date of Award and the remainder vesting in equal quarterly installments thereafter provided that the Participant continues to serve as a Non-Employee Director of the Company or a Subsidiary on the applicable vesting date.

(b) To the extent not previously vested in accordance with this Section 2, in the event that a Change of Control becomes effective while the Participant continues to serve as a Non-Employee Director of the Company or a Subsidiary, the Options will vest and become exercisable as to all the Shares covered thereby as of the effective date of the Change of Control.

(c) To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s death, the Options will (i) vest and become exercisable as of the date thereof as to all the Shares covered thereby and (ii) remain exercisable until they terminate in accordance with Section 4 below.

(d) To the extent not previously vested in accordance with this Section 2, in the event of the Participant’s Disability, the Options will (i) vest and become exercisable as of the date thereof as to all the Shares covered thereby and (ii) remain exercisable until they terminate in accordance with Section 4 below.

(e) To the extent not previously vested in accordance with Section 2(a) above, if the Participant’s service as a Non-Employee Director of the Company is terminated for cause as determined by the Committee under the terms of the Plan, the Options will terminate immediately and be of no force or effect.

(f) To the extent vested in accordance with this Section 2, the Options will remain exercisable until they terminate in accordance with Section 4 below.

(g) For purposes of this Section 2, the following term shall have the meaning set forth below:

“Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

3.	Exercise of Options

(a) The Options may be exercised by written notice to the Company, specifying the number of Shares the Participant then desires to purchase, accompanied by the Option Price of such Shares, and as soon as practicable after receipt of such notice and payment, such Shares will be issued in the Participant’s name. The Committee reserves the right to modify the exercise procedures from time to time.

(b) Except as otherwise provided in this Section 3, the Participant must submit a check payable to the order of Vonage Holdings Corp. for an amount in United States dollars equal to the Option Price of such Shares, or tender Shares to the Company having an aggregate Fair Market Value on the date of exercise equal to such Option Price, or a combination thereof. If permitted by the Committee, the Participant may direct the Company to withhold a number of Shares covered by the Option having an aggregate Fair Market Value on the date of exercise equal to such Option Price.

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4.	Termination of Options

To the extent vested in accordance with Section 2 above, the Options will terminate, and be of no force or effect, upon the earlier of:

(a) the date of termination of the Participant’s service as a Non-Employee Director of the Company if such termination is for cause as determined by the Board, or the second anniversary of such date if the Participant’s service as a Non-Employee Director of the Company terminates for any other reason; and

(b) the expiration of the Option Term.

5.	Rights as Stockholder

The Participant shall have no rights as a stockholder of the Company with respect to the Shares covered by the Options until such time as the Option Price has been paid and the Shares have been issued and delivered to the Participant.

6.	Transferability

Unless permitted by the Committee in accordance with the terms of the Plan, the Options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and, during the Participant’s lifetime, may be exercised only by the Participant or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.

7.	Miscellaneous

(a) This Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan's terms shall completely supersede and replace the conflicting terms of this Agreement.

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(b) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required or, the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement. The Committee shall have the right to impose such restrictions on any Shares acquired pursuant to the exercise of the Option as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which Shares are then listed or traded, and/or any blue sky or state securities laws applicable to Shares. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(c) The Options are intended not to provide for a “deferral of compensation” within the meaning of Section 409A of the Code. Notwithstanding the forgoing or any provision of the Plan or this Agreement, if any provision of this Agreement or the Plan contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision in order to comply with the requirements of Section 409A of the Code or to satisfy the conditions of any exception therefrom, or otherwise to avoid the imposition of the additional income tax and interest under Section 409A of the Code, while maintaining, to the maximum extent practicable, the original intent and economic benefit to the Participant, without materially increasing the cost to the Company, of the applicable provision.

(d) Delivery of the Shares underlying the Options upon exercise will be subject to the Participant satisfying all applicable federal, state, local and foreign taxes. The Company shall have authority to deduct or withhold from all amounts payable to the Participant in connection with the Options, or require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law.

(e) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the Date of Award.

VONAGE HOLDINGS CORP.

By:
Name:
Title:

Participant

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